TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT

with

GENEVA ADVISORS, LLC

THIS AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective as of the 28th day of October, 2014, by and between Trust for Professional Managers (the “Trust”), a Delaware statutory trust, on behalf of its series listed on Schedule A hereto, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and the investment adviser to the Funds, Geneva Advisors, LLC (formerly known as “Geneva Investment Management of Chicago, LLC,” hereinafter referred to as the “Adviser”), an Illinois limited liability company.

WITNESSETH:

WHEREAS, the Trust, on behalf of the Funds, and the Adviser have previously entered into an Amended and Restated Operating Expense Limitation Agreement dated December 17, 2013; and

WHEREAS, the Adviser renders advice and services to the Funds pursuant to the terms and provisions of an Amended and Restated Investment Advisory Agreement between the Trust and the Adviser dated as of October 28, 2014 (the “Investment Advisory Agreement”); and

WHEREAS, the Funds, and each of their respective classes, are responsible for, and have assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Adviser; and

WHEREAS, the Adviser desires to limit the Funds’ Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Adviser to implement those limits;  and

WHEREAS, the Trust and the Adviser desire to amend the Amended and Restated Operating Expenses Limitation Agreement dated December 17, 2013, for the purpose of adding the Geneva Advisors Emerging Markets Fund, reflecting the change of the name of the Adviser to “Geneva Advisors, LLC,” and removing references to the Geneva Mid Cap Growth Fund due to the liquidation of that Fund;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to limit each Fund’s current Operating Expenses to an annual rate, expressed as a percentage of the Fund’s respective average annual net assets to the amounts listed in Schedule A hereto (the “Annual Limits”). In the event that the current Operating Expenses of a Fund, as accrued each month, exceed its Annual Limit, the Adviser will pay to the Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

2. DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to the Funds, is defined to include all expenses necessary or appropriate for the operation of a Fund and each of its classes, including the Adviser’s management fee detailed in the Investment Advisory Agreement, any Rule 12b-1 fees and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, taxes, leverage, interest, brokerage commissions, acquired fund fees and expenses, dividends or interest expenses or short positions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursement of reductions of its management fee under the Investment Advisory Agreement.

4. TERM. This Agreement shall become effective with respect to a Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall continue for an initial term of two years from that date, unless sooner terminated by either of the parties hereto upon written notice to the other of not less than five days. This Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement.

5. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust (the “Board of Trustees”), on behalf of the Funds, upon sixty (60) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board of Trustees. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.

6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

TRUST FOR PROFESSIONAL MANAGERS on behalf of its series listed on Schedule A	GENEVA ADVISORS, LLC
By: /s/ John P. Buckel	By: /s/ Amit Dhawan
Name: John P. Buckel	Name: Amit Dhawan
Title: President	Title: Principal

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT

with

GENEVA ADVISORS, LLC

Schedule A

Series and Class of Trust for Professional Managers	Operating Expense Limitation as a Percentage of Average Daily Net Assets
Geneva Advisors All Cap Growth Fund – Class R Shares	1.45%
Geneva Advisors All Cap Growth Fund – Class I Shares	1.10%
Geneva Advisors Equity Income Fund – Class R Shares	1.45%
Geneva Advisors Equity Income Fund – Class I Shares	1.10%
Geneva Advisors International Growth Fund – Class R Shares	1.45%
Geneva Advisors International Growth Fund – Class I Shares	1.10%
Geneva Advisors Small Cap Opportunities Fund – Class R Shares	1.55%
Geneva Advisors Small Cap Opportunities Fund – Class I Shares	1.20%
Geneva Advisors Emerging Markets Fund – Class R Shares	1.60%
Geneva Advisors Emerging Markets Fund – Class I Shares	1.25%